Exhibit 10.3

SECOND AMENDMENT EMPLOYMENT AGREEMENT

This Second Amendment to the Employment Agreement (“Second Amendment”) is entered into between General Moly, Inc., a Delaware corporation (“the Company”) and R. Scott Roswell (“Executive”) to be effective as of December 1, 2018.

RECITALS

A.  Effective January 16, 2016, the Company and Executive entered into an Employment Agreement (“the Agreement”).

B.  Effective January l6, 2016, the Company instituted an additional Temporary Salary Reduction Program (“Second Program”) to assist the Company with cash conservation efforts as the Company progresses financing efforts for the construction and operation of the Mt. Hope Project in Eureka County, Nevada.

E.  Effective January 16, 2016, Executive and the Company entered into a First Amendment to provide for a temporary salary reduction and to temporarily remove application of the material diminution definition as set forth in the First Amendment.

F.  Effective December 1, 2018, the Company instituted a new Temporary Salary Reduction Program (“Third Program”) in addition to the Second Program which remains in effect.

G.  Executive and the Company desire to further amend the Agreement to make clear that Executive’s Base Compensation, as further modified by the Third Program, shall not be reduced or otherwise affected by the Company’s Second Program and/or Third Program, as approved by the Company’s Board of Directors, for the limited purpose of determining Separation Pay under the Agreement.

H.  Further, Executive and the Company also desire to amend the Agreement to make clear that the temporary removal of application of the material diminution definition of Good Reason related to Executive’s Base Compensation for the limited period of the Second Program remains in place and is now also temporarily removed for application of Third Program.

I.  Executive and the Company agree to revoke this Second Amendment at the termination of the Third Program.

AMENDMENT

1.  Section 3.1 Base Compensation is hereby amended with the addition of the following two (2) sentences at the end of Section 3.1:

Executive’s Base Compensation, as reduced by the January 16, 2016 implementation of the Company’s Temporary Salary Reduction Program, and/or the December 1, 2018 additional Temporary Salary Reduction Program, shall not be used for determining “Separation Pay” under Section 4.3(a)(i) and (b)(i), and “Additional Separation Pay” under Section 4.4(a)(ii).  For the avoidance of any doubt, Executive’s Base Compensation for determining “Separation Pay” under Section 4.3(a)(i) and (b)(i), and “Additional Separation Pay” under Section 4.4(a)(ii) shall be equal to Executive’s Base Compensation on January 16, 2016.

2.  Section 4.2(d)(i) is hereby amended to add the following underlined phrase concerning the definition of “Good Reason”:

(i)                                     a material diminution of Executive’s Base Compensation, not including any reduction to Executive’s Base Compensation agreed to between the Company and Executive during the term of the Company’s January 16, 2016 Temporary Salary Reduction Program and/or December 1, 2018 Temporary Salary Reduction Program.

IN WITNESS WHEREOF, the parties have executed this Second Amendment to the Employment Agreement on the dates set forth below, to be effective December 1, 2018.

EXECUTIVE

/s/ R. Scott Roswell
R. Scott Roswell

Date:	November 30, 2018

COMPANY

/s/ Bruce D. Hansen
Bruce D. Hansen
Chief Executive Officer

Date:	November 30, 2018